Exhibit 10.1
AMENDMENT NO. 13
TO
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP
     This Amendment No. 13 to the Amended and Restated Limited Partnership Agreement of First Potomac Realty Investment Limited Partnership (this “Amendment”) is made as of January 18, 2011 by First Potomac Realty Trust, a Maryland real estate investment trust, as sole general partner (the “Company”) of First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the Company in the Amended and Restated Limited Partnership Agreement of First Potomac Realty Investment Limited Partnership, dated as of September 15, 2003 (the “Partnership Agreement”), for the purpose of issuing additional Partnership Interests to the Company in its capacity as the General Partner in the form of Series A Preferred Partnership Units (as defined below). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.
     WHEREAS, a Pricing Committee of the Board of Trustees (the “Board”) of the Company adopted resolutions on January 12, 2011 classifying and designating 4,600,000 Preferred Shares (as defined in the First Amended and Restated Declaration of Trust of the Company (the “Declaration of Trust”)) as Series A Preferred Shares (as defined below);
     WHEREAS, the Company filed Articles Supplementary to the Declaration of Trust with the State Department of Assessments and Taxation of Maryland, effective on January 18, 2011, establishing the Series A Preferred Shares, with such preferences, rights, powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the Series A Articles Supplementary (as defined below);
     WHEREAS, on January 18, 2011, the Company issued 4,000,000 Series A Preferred Shares; as of the date hereof, the Company is authorized to issue an additional 600,000 Series A Preferred Shares; and
     WHEREAS, the Company has determined in good faith that (i) in connection with the issuance of the Series A Preferred Shares, it is necessary and desirable to amend the Partnership Agreement to issue additional Partnership Interests to the General Partner in the form of Series A Preferred Partnership Units having designations, preferences and other rights which are substantially the same as the economic rights of the Series A Preferred Shares, and to make such other amendments to the Partnership Agreement as are necessary to give proper effect to the issuance of the Series A Preferred Partnership Units to the General Partner, and (ii) the issuance of the Series A Preferred Partnership Units to the General Partner is in the best interests of the Company and the Partnership.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Partnership Agreement is hereby amended as follows:
1. Article I of the Partnership Agreement is hereby amended as follows:
     (a) The following definitions shall be added to Article I:

     “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
     “Common Partnership Interest” shall mean an ownership interest in the Partnership, other than a Preferred Partnership Interest, and includes any and all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.
     “Common Partnership Unit” shall mean a fractional, undivided share of the Common Partnership Interests of all Partners issued hereunder. The allocation of the Common Partnership Units among the Partners shall be as set forth on the books and records of the Partnership, as may be updated from time to time.
     “NASDAQ” shall mean the NASDAQ Stock Market or any successor thereto.
     “Preferred Partnership Interest” shall mean an ownership interest in the Partnership, other than a Common Partnership Interest, and includes any and all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.
     “Preferred Partnership Unit” shall mean a fractional, undivided share of Preferred Partnership Interests of all Partners in the specified series issued hereunder. The allocation of the Preferred Partnership Units among the Partners shall be as set forth on the books and records of the Partnership, as may be amended from time to time.
     “Preferred Share” shall mean one preferred share of beneficial interest of the General Partner.
     “Share” shall mean a share of beneficial interest (or other comparable equity interest) of the General Partner, including, without limitation, REIT Shares and Preferred Shares. Shares may be issued in one or more classes or series in accordance with the terms of the Declaration of Trust (or, if the General Partner is not First Potomac Realty Trust, the organizational documents of the successor or substitute General Partner, as applicable). If there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that corresponds to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Common Partnership Units, the term “Shares” refers to REIT Shares, and when used with reference to Series A Preferred Partnership Units, the term “Shares” refers to the series of Preferred Shares designated as Series A Preferred Shares.
     “Series A Articles Supplementary” shall mean the Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Shares, designating the rights and preferences of the 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares, filed as part of the Company’s Declaration of Trust with the State Department of Assessments and Taxation of Maryland, effective on January 18, 2011.

     “Series A Preferred Partnership Interests” shall mean an ownership interest in the Partnership evidenced by the Series A Preferred Partnership Units, having a preference in payment of distributions or on liquidation as set forth in this Amendment.
     “Series A Preferred Partnership Units” shall mean the series of Preferred Partnership Units established pursuant to this Amendment, representing a fractional, undivided share of the Series A Preferred Partnership Interests of all Partners issued under the Partnership Agreement.
     “Series A Preferred Shares” shall mean the 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in the Series A Articles Supplementary.
     (b) The definition of “Percentage Interest” shall be deleted and restated as follows: “Percentage Interest” means, as to a Partner holding a class of Partnership Interests, its interest in such class, determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding. The Percentage Interest of each Partner shall be as set forth on the books and records of the Partnership, as may be updated from time to time.
2. Article IV of the Partnership Agreement is hereby amended as follows:
     (a) Section 4.02(d) of the Partnership Agreement is hereby amended and restated as follows:
          “(d) The General Partner’s repurchase of Shares. If the General Partner shall repurchase Shares of any class of the General Partner’s Shares, the purchase price thereof and all costs incurred in connection with such repurchase shall be reimbursed to the General Partner by the Partnership pursuant to Section 6.05 hereof and the General Partner shall cause the Partnership to cancel a number of Partnership Interests of the appropriate class held by the General Partner equal to the quotient of the number of such Shares divided by the applicable Conversion Factor for such class of Shares.”
3. Article V of the Partnership Agreement is hereby amended as follows:
     (a) Section 5.02(a) of the Partnership Agreement is hereby amended and restated as follows:
          “(a) Subject to Section 5.02(c) hereof and except with respect to distributions in connection with a liquidation of the Partnership pursuant to Section 5.06(a), the Partnership shall distribute cash at such times and in such amounts as are determined by the General Partner in its sole and absolute discretion, (i) first, to any holders of Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date), and (ii) second, to the holders of Common Partnership Interests who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in accordance with their Percentage Interests on the Partnership Record Date. Unless otherwise expressly provided for herein, or in the terms established for a new class or series of Partnership Interests created in accordance with Article IV hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest.”

     (b) Section 5.06(a) of the Partnership Agreement is hereby amended and restated as follows:
“(a) Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed (i) first, to the holders of Partnership Interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests (and, within each such class or series, to each holder thereof pro rata based on its Percentage Interest in such class), and (ii) second, to all other Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.”
4. Exhibit B of the Partnership Agreement, “Allocation Provisions,” is hereby amended as follows:
(a)	Section 2(A) of Exhibit B is hereby amended and restated as follows:

“PROFITS. After giving effect to the special allocations set forth in Section 2(C) hereof, Profits in each Fiscal Year shall be allocated in the following order:
(1)	first, to the General Partner to the extent that Losses previously allocated to the General Partner pursuant to Section 2(B)(4) hereof, on a cumulative basis, exceed Profits previously allocated to the General Partner pursuant to this clause (1), on a cumulative basis;

(2)	second, to the holders of any Partnership Interests that are entitled to any preference upon liquidation until the cumulative Profits allocated under this clause (2) equals the cumulative Losses allocated to such Partners under Section 2(B)(3) hereof;

(3)	third, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Interests until each such Partnership Interest has been allocated, on a cumulative basis pursuant to this clause (3), Profits equal to the amount of distributions payable that are attributable to the preference of such class of Partnership Interests whether or not paid (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); and

(4)	finally, with respect to Partnership Interests that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).”
(b)	Section 2(B) of Exhibit B is hereby amended and restated as follows:

“LOSSES. After giving effect to the special allocations set forth in Section 2(C) hereof, Losses shall be allocated:
(1)	first, to the holders of Partnership Interests, in proportion to, and to the extent that, their share of the Profits previously allocated pursuant to Section 2(A)(4) exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Partnership Interests pursuant to Section 5.02(a) and (b) Losses allocated under this clause (1);

(2)	second, with respect to classes of Partnership Interests that are not entitled to any preference in distribution upon liquidation, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Losses shall not be allocated to any Partner pursuant to this Section 2(B)(2) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in the case of a Partner who also holds classes of Partnership Interests that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such Fiscal Year (or portion thereof);

(3)	third, with respect to classes of Partnership Interests that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Losses shall not be allocated to any Partner pursuant to this Section 2(B)(3)to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit); and

(4)	thereafter, to the General Partner.”
5. The General Partner shall be permitted to include any information required to be set forth on Exhibit A to the Partnership Agreement on the books and records of the Partnership.
6. In accordance with Section 4.02 of the Partnership Agreement, set forth in Exhibit E hereto are the terms and conditions of the Series A Preferred Partnership Units hereby established and issued to the Company in consideration of its contribution to the Partnership of the proceeds of the issuance and sale of the Series A Preferred Shares by the Company. The Partnership Agreement is amended to incorporate such Exhibit E as Exhibit E thereto and to revise the books and records of the Partnership to reflect the issuance of the Series A Preferred Partnership Units.
7. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Company hereby ratifies and confirms.
8. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

9. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
[Signature Page to Amendment No. 13 to the Amended and Restated Limited Partnership Agreement of
First Potomac Realty Investment Limited Partnership follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

FIRST POTOMAC REALTY TRUST As sole general partner of First Potomac Realty Investment Limited Partnership
By:	/s/ Douglas J. Donatelli
Douglas J. Donatelli
Chairman of the Board of Trustees and Chief Executive Officer

[Signature Page to Amendment No. 13 to the Amended and Restated Limited Partnership Agreement of
First Potomac Realty Investment Limited Partnership]

EXHIBIT E
DESIGNATION OF TERMS AND CONDITIONS OF SERIES A
PREFERRED PARTNERSHIP UNITS
A. Designation and Number. A series of Preferred Partnership Units, designated as Series A Preferred Partnership Units, is hereby established. The number of Series A Preferred Partnership Units shall be 4,600,000.
B. Rank. The Series A Preferred Partnership Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Common Partnership Units and any other Partnership Units of the Company, now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Partnership, junior to such Series A Preferred Partnership Units (“Junior Units”), (b) on a parity with any other Partnership Units of the Partnership, now or hereafter issued and outstanding, other than Partnership Units referred to in clauses (a) and (c) (“Parity Units”); and (c) junior to all Partnership Units of the Partnership the terms of which specifically provide that such Partnership Units rank senior to the Series A Preferred Partnership Units.
C. Distributions.
     (i) Subject to the rights of holders of any Preferred Partnership Units ranking senior to the Series A Preferred Partnership Units as to the payment of distributions, the Company, in its capacity as the holder of the then outstanding Series A Preferred Partnership Units, shall be entitled to receive, when, as and if authorized by the Company, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 7.750% per annum of the $25 liquidation preference of each Series A Preferred Partnership Unit (equivalent to $1.9375 per annum per Series A Preferred Partnership Unit).
     (ii) Distributions on each outstanding Series A Preferred Partnership Unit shall be cumulative from and including the date of original issuance and shall be payable (i) for the period from January 18, 2011 to February 15, 2011 on February 15, 2011, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 15th day of each February, May, August and November, commencing on May 15, 2011 (each such day being hereinafter called a “Series A Distribution Payment Date”) at the then applicable annual rate; provided, however, that if any Series A Distribution Payment Date falls on any day other than a Business Day, the distribution which would otherwise have been payable on such Series A Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Distribution Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Distribution Payment Date to such next succeeding Business Day. Each distribution is payable to holders of record as they appear on the books and records of the Partnership at the close of business on the record date, not exceeding 30 days preceding the applicable Series A Distribution Payment Date, as shall be fixed by the Company. Distributions shall accumulate from the most recent Series A Distribution Payment Date to which distribution have been paid, whether or not there shall be funds legally available for the payment of such distributions, whether the Partnership has earnings or whether such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Partnership Units that may be in arrears. Holders of the Series A Preferred Partnership Units shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of full cumulative distributions, as herein provided, on the Series A Preferred Partnership Units. Distributions

payable on the Series A Preferred Partnership Units for any period greater or less than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series A Preferred Partnership Units for each full distribution period will be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series A Preferred Partnership Units have been paid or declared and funds therefor set aside for payment with respect to a distribution period, the holders of Series A Preferred Partnership Units will not be entitled to any further distributions with respect to that distribution period.
     (iii) No distributions on the Series A Preferred Partnership Units shall be authorized and declared by the Partnership or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
     (iv) So long as any Series A Preferred Partnership Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Partnership Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series A Preferred Partnership Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series A Preferred Partnership Units and such Parity Units.
     (v) So long as any Series A Preferred Partnership Units are outstanding, no distributions (other than distributions paid solely in Junior Units of, or in options, warrants or rights to subscribe for or purchase, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Partnership Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Units or Parity Units or redemptions for the purpose of preserving the Company’s qualification as a REIT (as defined in the Declaration of Trust), or redemptions of Partnership Units pursuant to Article 8 of the Partnership Agreement), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Company, directly or indirectly (except by conversion into or exchange for Junior Units or Parity Units), unless in each case full cumulative distributions on all outstanding shares of Series A Preferred Partnership Units and any Parity Units at the time such distributions are payable shall have been paid or set apart for payment for all past distribution periods with respect to the Series A Preferred Partnership Units and all past distribution periods with respect to such Parity Units.
     (vi) Any distribution payment made on the Series A Preferred Partnership Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Partnership Units which remains payable.

     (vii) Except as provided herein, the Series A Preferred Partnership Units shall not be entitled to participate in the earnings or assets of the Partnership.
     As used herein, the term “distribution” does not include distributions payable solely in units of Junior Units on Junior Units, or in options, warrants or rights to holders of Junior Units to subscribe for or purchase any Junior Units.
D. Liquidation Preference.
     (i) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the holders of the Series A Preferred Partnership Units shall be entitled to receive $25 per Series A Preferred Partnership Unit (the “Liquidation Preference”) plus an amount per Series A Preferred Partnership Unit equal to all distributions (whether or not declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Preferred Partnership Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series A Preferred Partnership Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Partnership Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series A Preferred Partnership Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section D, none of (i) a consolidation or merger of the Partnership with one or more entities, (ii) a statutory Partnership Unit exchange or (iii) a sale or transfer of all or substantially all of the Partnership’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.
     (ii) Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series A Preferred Partnership Units, as provided in this Section D, the holders of the Series A Preferred Partnership Units shall not be entitled to share in any remaining assets of the Partnership.
E. Redemption. In connection with the redemption by the Company of any Series A Preferred Share in accordance with the provisions of the Series A Articles Supplementary, the Partnership shall redeem a Series A Preferred Partnership Unit by making a payment to the Company for such purpose which shall be equal to the redemption price (as set forth in the Series A Articles Supplementary), plus all and any accumulated and unpaid dividends on the Series A Preferred Shares (whether or not declared), to, but not including, the redemption date. From and after the applicable redemption date, the Series A Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Partnership Units shall cease
F. Voting Rights. Except as required by applicable law or the Partnership Agreement, the holder of the Series A Preferred Partnership Units, as such, shall have no voting rights.
G. Conversion. The Series A Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided herein.

     (i) In the event of a conversion of any Series A Preferred Shares into REIT Shares in accordance with the Series A Articles Supplementary, upon conversion of such Series A Preferred Shares, the Partnership shall convert an equal whole number of the Series A Preferred Partnership Units into Common Partnership Units as such Series A Preferred Shares are converted into REIT Shares. In the event the conversion of any Series A Preferred Shares into consideration other than REIT Shares in accordance with the Series A Articles Supplementary, the Partnership shall retire a number of Series A Preferred Units equal to the number of Series A Preferred Shares converted into such other form of consideration. In the event of a conversion of the Series A Preferred Shares into REIT Shares, to the extent the Company is required to pay cash in lieu of fractional REIT Shares pursuant to the Series A Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the Company.
     (ii) Following any such conversion retirement by the Partnership pursuant to this Section G, the General Partner shall make such revisions to the Partnership Agreement as it determines are necessary to reflect such conversion.
H. Allocations. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series A Preferred Partnership Units in accordance with Article V of the Partnership Agreement and Exhibit B to the Partnership Agreement.
I. Conversion Factor. For all purposes under the Partnership Agreement, “CONVERSION FACTOR” with respect to the Series A Preferred Units means 1.0, provided that in the event that the General Partner (i) declares or pays a dividend on its outstanding Series A Preferred Shares in Series A Preferred Shares or makes a distribution to all holders of its outstanding Series A Preferred Shares in Series A Preferred Shares, (ii) subdivides its outstanding Series A Preferred Shares or (iii) combines its outstanding Series A Preferred Shares into a smaller number of Series A Preferred Shares, the Conversion Factor for the Series A Preferred Units shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Series A Preferred Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of Series A Preferred Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the Company shall become General Partner pursuant to any merger, consolidation or combination of the Company with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one Series A Preferred Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
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